Exhibit 10.22

January 14, 2016

Ian Massey, PhD

250 South Gordon Way

Los Altos, CA 94022

Dear Ian:

On behalf of StemCells, Inc. (the “Company”), I am very pleased to confirm our recent discussions concerning the terms and conditions of your appointment as the Company’s President and Chief Executive Officer.

As you know, the terms of your current employment with the Company, as President and Chief Operating Officer, are embodied in an offer letter to you dated March 6, 2015 (your original “Offer Letter”) and in your signed Employment Agreement, dated March 6, 2015 (together with the Offer Letter, hereinafter your “Employment Agreement”). This letter, when countersigned by you to indicate acceptance, will constitute an amendment to your Employment Agreement. Except as expressly provided below, the terms and conditions of your Employment Agreement remain in full force and effect and unchanged by this letter.

Effective Monday, January 18, 2016 (your “Promotion Date”), the following terms and conditions of employment will apply:

1.

Title and Job Responsibilities. Your job title will be President and Chief Executive Officer. As such, you will be expected to exert full-time best efforts to promote and protect the business interests of the Company. Specifically, but not exclusively, your responsibilities will be to manage the operations of the Company, to build and maintain an outstanding and harmonious working team of scientific, technical and professional employees, to secure, promote and maintain the appropriate financing and capital structure of the Company, to manage and direct the strategic development of the Company’s business plans, as may exist from time to time, and to manage and direct the implementation of these business plans and to oversee the overall scientific, clinical and business affairs of the Company. You will report directly to the Company’s Board of Directors (the “Board”). In addition, and without further compensation, you agree to serve as a member of the Board and as a director and/or officer of one or more of the Company’s Affiliates, if so elected or appointed from time to time.

7707 Gateway Boulevard Newark, CA 94560 USA

T +1 (510) 456-4000 • F +1 (510) 456-4001

www.stemcellsinc.com

Dr. Massey

January 14, 2016

For the purposes of this letter agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. It is understood that your membership on the Board, and on the board of any Affiliate of the Company, will not continue past your tenure as President and Chief Executive Officer of the Company, and you therefore agree to resign, effective upon the termination of your employment with the Company, from any such directorships you may then hold.

2.	Salary. Your new base salary, for all services that you perform for the Company and its Affiliates, will be at the rate of $520,000 per year, paid bi-weekly, every other Friday. In addition, your new target bonus rate will be 50%. Funding of the bonus program remains at the discretion of the Board and is based upon its evaluation of the Company’s performance versus previously determined goals for the year, among other things.

3.	Restricted Stock Awards. Upon your Promotion Date, you will be granted, under the Company’s 2006 Equity Plan, restricted stock units (“RSUs”) entitling you to receive up to one million two hundred and fifty thousand (1,250,000) shares of Company common stock. These RSUs will have performance-based vesting tied to the timely and successful conduct and completion of the Company’s ongoing Phase II clinical study in spinal cord injury, with the opportunity to vest over approximately two years. The specific vesting milestones of these RSUs will be set by the Board’s Compensation Committee within thirty (30) days of your Promotion Date.

4.	Severance Benefits. Upon your Promotion Date, section 7 of your Offer Letter will be superseded and replaced in its entirety by the following (with all section references set forth below intended to refer to this letter agreement):

As set forth in your Employment Agreement, your employment with the Company (and with, as applicable, its Affiliates) will be on an at-will basis and for an unspecified duration, which means that neither this letter agreement nor any policy or procedure (including the vesting of any equity awards or other payments made to you by the Company over time based on your continued employment with the Company), nor any verbal representation, shall confer any right to continuing employment. Either you or the Company may terminate your employment relationship at any time with or without cause. In addition, the Company expressly reserves the right to modify your compensation and benefits, from time to time,

Dr. Massey

January 14, 2016

as it deems necessary or advisable. In the event of termination of your employment, you will not be entitled to any severance pay or other benefits, damages or compensation of any kind, except as provided in this letter agreement below.

Subject to the provisions of subsection 4.f., below, you would be entitled to the following severance benefits in the event of employment termination, as follows:

a.	The Company may terminate your employment other than for “cause” or by reason of your death or disability at any time upon written notice to you and, in that event, the Company will continue to pay your base salary for one (1) year following the date of such termination as provided in subsection 4.f. To the maximum extent permitted by the Company’s benefit plans, all healthcare benefits provided to you at the time of your termination shall continue for one year following the date of such termination other than for cause, but the Company will not be obligated to purchase any special insurance or other coverage in order to satisfy this obligation.

b.	The Company may terminate your employment upon written notice to you in the event that you become disabled during your employment through any illness, injury, accident, or condition of either physical or psychological nature and, as a result, you are unable to perform any of the essential functions of your job with or without reasonable accommodation for at least ninety (90) days during any consecutive three hundred and sixty-five (365) calendar days. In this event, the Company will continue to pay your base salary (i) for a period of six (6) months following such termination or (ii) until you obtain other full time employment, or (iii) until you become eligible for disability income under any disability income plan provided by the Company, whichever of these events first occurs, in each such case, as provided in subsection 4.f.

c.

The Company may terminate your employment hereunder for cause at any time upon written notice to you setting forth in reasonable detail the nature of such cause. The following, as determined by the Company in its reasonable judgment, will constitute “cause” for termination of your employment: (i) your willful failure to perform, or material negligence in the performance of, your material duties and responsibilities to the Company and/or its Affiliates (including, without limitation, those duties and responsibilities described above in section 1 of this letter agreement); (ii) your material breach of your Employment Agreement, this letter agreement, or any other

Dr. Massey

January 14, 2016

material agreement between you and the Company or any of its Affiliates; (iii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates; or (iv) your conviction of, commission of, or plea of nolo contendere to, a felony, or (v) any other conduct by you that is, or would reasonably be expected to be, harmful to the business interests or reputation of the Company or any of its Affiliates.

d.	You may terminate your employment at any time, with or without good reason, upon written notice to the Company. If you decide to terminate your employment without good reason, you agree to give the Board at least three (3) months’ prior notice of your anticipated termination date, to the extent you are able to do so. Subject to the following sentence, you may terminate your employment hereunder with good reason at any time upon written notice to the Company. The following shall constitute “good reason” for termination of your employment: material breach by the Company of any provision of your Employment Agreement, including, without limitation, any material diminution in your authority or responsibilities at work from those contemplated by section 1 hereof, which breach or diminution continues for more than thirty (30) days following receipt by the Company of written notice from you within sixty (60) days of the initial occurrence of the condition constituting good reason setting forth in reasonable detail the nature of such breach or diminution; provided that you must terminate your employment not later than thirty (30) days following the expiration of the applicable Company cure period. If you terminate your employment with good reason, the Company will be obligated to you under subsection 4.a. hereof as if the Company had terminated your employment other than for cause.

e.

You may also terminate your employment hereunder in the event of a Change of Control or a Corporate Transaction followed by any material diminution in your authority or responsibilities at work from those contemplated by section 1 hereof during the twelve (12) months following such Change of Control or Corporate Transaction, provided that you must give the Company written notice within sixty (60) days of the initial occurrence of the diminution setting forth in reasonable detail the nature of such diminution, such diminution must continue for more than thirty (30) days following receipt by the Company of such written notice, and you must terminate your employment not later than thirty (30) days following the expiration of the applicable Company cure period. In this event,

Dr. Massey

January 14, 2016

or if the Company terminates your employment without cause within twelve (12) months following a Change of Control or Corporate Transaction, the Company will pay you a lump-sum amount (the “Cash Amount”), as provided in subsection 4.f., equal to (i) a bonus amount consistent with then existing Company practices (as determined by the Company in good faith) using your target bonus of fifty percent (50%), but adjusted proportionally to reflect the part of the year you have worked at the time of the termination of your employment, plus (ii) two (2) times your then-current yearly base salary, plus (iii) the reasonably projected cost of continuing your then-current healthcare benefits for two years (as determined by the Company in good faith and assuming you elect COBRA continuation coverage for the maximum period allowed by law), together with a cash “gross up” to reflect the reasonably projected tax consequences to you of such healthcare benefits-related payment, all subject to applicable deductions as required by law.

As used in this subsection, a “Corporate Transaction” shall mean any of the following: (i) any person or entity becoming the beneficial owner of securities of the Company representing 50% of more of the total voting power of the Company’s then outstanding voting securities, (ii) the sale, transfer or other disposition of more than 51% of the Company’s assets (by value at the time of disposition) in a single or related series of transactions; or (iii) a change in the composition of the Board within any period of 24 consecutive months as a result of which the members of the Board immediately prior to such 24 month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24 month period by or upon the recommendation of the members of the Board immediately prior to such 24 month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board.

f.

Any obligation of the Company to pay you severance benefits is conditioned upon receipt by the Company of a timely and effective signed general release by you of any claims, whether known or unknown, against the Company, its Affiliates and their respective officers, directors, employees, contractors, advisors, and other agents, in the form provided to you by the Company at the time your employment terminates. Any severance benefits to which you are entitled pursuant to subsections 4.a,

Dr. Massey

January 14, 2016

4.b., or 4.d. above, will be paid in the form of salary continuation in accordance with the Company’s standard payroll practices. Subject to section 6 below, the first payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination; but that first payment shall be retroactive to the date of termination. Subject to section 6 below, if you become entitled to severance benefits pursuant to subsection 4.e. above, the Cash Amount will be paid as a lump sum on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of termination.

g.	If you resign without good reason or your employment is terminated by the Company for cause, the Company will have no further obligation to you other than for base salary earned through the date of termination of your employment and any other amounts required to be pay under applicable law. Except for any right you may have under to continue participation in the Company’s group health and dental plans pursuant to COBRA, your participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of base salary or other payment to you following termination and you shall not be eligible to earn vacation or other paid time off following the termination of your employment.

5.	Withholding. All payments and reimbursements made by the Company under this letter agreement will be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

6.	Timing of Payments and Section 409A.

a.

Notwithstanding anything to the contrary in this letter agreement or your Employment Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this letter agreement or your Employment Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason

Dr. Massey

January 14, 2016

of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

b.	For purposes of this letter agreement and your Employment Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

c.	Each payment made under this letter agreement or your Employment Agreement shall be treated as a separate payment and the right to a series of installment payments under this letter agreement or your Employment Agreement is to be treated as a right to a series of separate payments.

d.	In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this letter agreement or the Employment Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.	Construction. You acknowledge and agree that: (i) you have read this letter agreement, that you understand its terms, that you have been advised that you can consult an attorney about this letter agreement, and that you have participated in the preparation of its terms; (ii) accordingly, the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this letter agreement; and (iii) the terms and provisions of this letter agreement shall be construed fairly and not in a favor of, or against any, person or entity. Your Employment Agreement, as amended by this letter agreement, sets forth the entire agreement and understanding between you and the Company concerning the terms and conditions of your employment with the Company (and, as applicable, its Affiliates) and supersedes all prior communications, agreements and understandings. Your Employment Agreement cannot be amended or modified, except by an agreement in writing signed by you and the Chairman of the Board or by another specifically authorized representative of the Company.

Dr. Massey

January 14, 2016

Ian, the Board is delighted by your willingness to serve in the leadership role of Company President and CEO. Your contributions and accomplishments to date have been recognized and very much appreciated. The other directors and I look forward to working with you in your new role, as you help position STEM for the exciting road ahead!

With kind regards,

/s/ John Schwartz, PhD
John Schwartz, PhD

Acknowledged and agreed:

/s/ Ian Massey, D.Phil.
Ian Massey, D.Phil.

Date: